Exhibit 10.3

                       STOCK AND ASSET PURCHASE AGREEMENT

         THIS STOCK AND ASSET PURCHASE AGREEMENT ("Agreement") is made as of December 20,1999, by and among TIMOTHY S. DURHAM, an Indiana resident, TERRY. WHITESELL, an Indiana resident, DW LEASING COMPANY, LLC, a Mississippi limited liability company, BOBBY MICHAEL, a Mississippi resident, JEFF MICHAEL, a Mississippi resident LARRY MICHAEL, a Mississippi resident, BECKY MICHAEL, a Mississippi resident, JENNIFER GEORGE, a Tennessee resident, PYRAMID COACH, INC., a Tennessee corporation, PRECISION COACH, INC., a Mississippi corporation, AMERICAN COACH WORKS, INC., a Tennessee corporation, TRANSPORT TRAILER SERVICE, INC., a Mississippi corporation, RENT-A-BOX, INC., a Mississippi corporation, and LBJ, LLC, a Mississippi limited liability company.

                                    Recitals

     WHEREAS, Jennifer George and Precision collectively own all of the issued and -outstanding shares of Pyramid;

     WHEREAS Bobby Michael, Jeff Michael and Larry Michael collectively own all of the issued and outstanding shares of Precision;

     WHEREAS, Precision owns all of the issued and outstanding shares of American Coach;

     WHEREAS, Transport Trailer Service, Inc. owns all of the issued and outstanding shares of LAB;

     WHEREAS, Jennifer George, Larry Michael and Becky Michael are the owners of all the membership interests of LBJ;

     WHEREAS, RAB owns twenty (20) motor bus coaches that it leases to Pyramid;

     WHEREAS, LBJ owns two (2) motor bus coaches that it leases to Pyramid;

     WHEREAS, Timothy S. Durham and Terry Whitesell have agreed to purchase all of the stock of Pyramid, American Coach and Precision and DW Leasing Company has agreed to purchase nineteen (19) motor bus coaches owned by RAB and the two owned by LBJ upon the terms and conditions stated herein;

     NOW THEREFORE, in consideration of the above premises, the mutual promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

   Section 1. Purchase and Sale of Assets and Stock.

     (a) Purchase and Sale. At the Closing (as defined below) and subject to the terms and subject to the satisfaction or waiver of the conditions set forth herein, the Sellers shall deliver:

               (i) to Timothy S. Durham and Terry Whitesell share certificates, duly endorsed for transfer with all requisite transfer stamps (if any) affixed thereto accompanied by duly executed stock powers, representing all of the issued and outstanding shares of capital stock of Pyramid, American Coach, and Precision as at the Closing (the "PAP Stock");

               (ii) to DW Leasing Company a title and Bill of Sale for each of the Coaches free and clear of all Liens, for an aggregate purchase price as determined pursuant to Section I (b) below,

     (b) Purchase Price. At Closing, Buyers shall deliver to the Sellers in payment for the sale of the PAP Stock and the Coaches the following:

               (i) a certified check or wire transfer for Five Million Eight Hundred Ten Thousand and 00/ 100 Dollars ($5,810,000.00),

               (ii) a letter directed to Mr. Edward 0. Powell, Sellers' counsel, authorizing him to release to Sellers the Ninety Thousand and 00/100 Dollars ($90,000.00) currently being held in escrow by Mr. Powell pursuant to the Letter of Intent, and

               (iii)a promissory note from DW Leasing Company, Terry Whitesell and Timothy S. Durham to Larry Michael in the principal amount of One Hundred Thousand and 00/100 Dollars ($100,000.00), a promissory note from DW Leasing Company, Terry Whitesell and Timothy S. Durham made jointly to Jeff Michael and Bobby Michael in the principal sum of Seven Hundred Twenty Seven Thousand Five Hundred ($727,500.00) and a promissory note from DW Leasing Company, Terry Whitesell and Timothy S. Durham to Jennifer George in the principal sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) (collectively "the Notes"). Each of the Notes shall be for a three (3) year term with interest accruing at the rate of nine per cent (9%) per annum and monthly payments that shall be interest only payable on the first of each month and the entire principal balance then remaining becoming due and payable on the first day of the 37th month. The sales price includes an amount agreed to by the parties to be the Net Purchase Price Adjustment (as it is set forth on Schedule l(b)(iii)). The Note payable to Jeff Michael and Bobby Michael shall be secured by DW Leasing Company granting a security interest in one motor coach, the accounts receivable of DW Leasing Company and Pyramid, and a pledge of the common stock of Pyramid held by Terry Whitesell and Timothy S. Durham as more fully described in certain Security Agreements of even date herewith. In addition, Terry Whitesell and Timothy S. Durham agree to provide life insurance to secure the Notes in an amount equal to the principal balance of the Notes. The amount of life insurance securing the Notes shall be reduced as the balance of the Notes are reduced.

     (c) Allocation of Purchase Price. The purchase price shall be allocated to the purchase of the stock and the Coaches as described in Schedule I (c).

Section 2. Covenants of the Sellers.
                     ---------------

       (a) Affirmative Covenants of the Sellers and the Corm)any. From December 31, 1998 to the Closing, unless Buyers otherwise agree in writing, each of the Sellers and each of the Companies, jointly and severally, covenant and agree as follows:

                 (i) The Sellers have caused the Companies to, and the Companies will have, conducted their business in the ordinary course of business. Without limiting the generality of the foregoing, the Sellers will have caused the Companies to maintain their books and records, pay expenses and payables, bill customers, collect receivables, purchase inventory, perform all maintenance and repairs necessary to maintain their facilities, equipment, and the Coaches in good operating condition (normal wear and tear excepted), replaced inoperable, worn out or obsolete assets with assets of comparable quality, maintained an appropriate level of insurance and continue to make capital expenditures in accordance with their fiscal 1999 capital expenditure budget, in each case, in the ordinary course of business in accordance with past custom and practice;

                 (ii) The Sellers have caused the Companies to, use reasonable best efforts to preserve present business relationships with all material customers, suppliers and distributors of the Companies, to the extent such relationships are beneficial to the Companies and their business, and except as otherwise directed by Buyers, to encourage the Companies' employees to continue their employment with the Companies both before and after the Closing;

                 (iii) The Sellers will, and have caused the Companies to, and the Companies have, made all registrations, filings and applications, and obtained all Consents (as defined in Section 5(as necessary for the consummation of the transactions contemplated by the Transaction Documents and to cause the other conditions to Buyers' obligation to close to be satisfied (including the execution and delivery of all Contracts contemplated hereunder to be so executed and delivered and taking any such additional action as Buyer may reasonably request to effect, confirm or evidence the transactions contemplated by this Agreement); provided, that, notwithstanding the foregoing, the Sellers will provide copies of all, documentation necessary to comply with this Section 2(a) to Buyers for their review and approval prior to submitting such documentation to the appropriate Persons; and

                 (iv) The Sellers will cause the Company to have terminated (without any Liability to any of the Companies) all related party loans or other related party contracts with owners or their family members including the Contracts designated with an asterisk on Schedule 5(Q).

        (b) Negative Covenants of the Sellers and the Companies. From December 31, 1998 to the Closing, without Buyers' prior written consent, each of the Sellers and each of the Companies covenant, jointly and severally, that they have not and will not cause any of the Companies to:

                  (i) except as expressly contemplated by this Agreement, take or omit to take any action which, individually or in the aggregate could be reasonably anticipated to have a material adverse effect upon the business, financial condition, operating results, employee relations, customer relations, assets, operations, rights or business prospects of the Companies;

                  (ii) pay any dividend or bonus or make any other similar distribution or except as expressly contemplated by this Agreement, redeem purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or make any loan or enter into any transaction with or distribute any assets or property to any of its officers, directors, shareholders, Affiliates or other Insiders;

                  (iii) sell, lease, license or otherwise dispose of any interest in any of the Companies' tangible or intangible assets or permit any of the Companies' assets or property to be subjected to any Lien; or

                  (iv) except as expressly contemplated by this Agreement, terminate, modify or amend any material Contract or any Consent of, with or to any Governmental Entity or enter .into any new material Contract, or amend any Companies' charter documents or bylaws.

Section 3. Conditions to Obligation of Buyer.

           The obligation of a Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions as of the Closing:

          (a) Representations and Warranties. The representations and warranties set forth in Section 5 shall be true and correct at and as of the Closing as though then made.

          (b) Performance of Covenants. Each of the Sellers and each of the Companies shall have performed in all respects all of their covenants and agreements required to be performed by them pursuant to the Transaction Documents prior to the Closing Date.

          (c) Compliance with Legal Requirements. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Legal Requirement or subject Buyers or the Companies to any penalty or liability or other onerous condition arising under any Legal Requirement or imposed by any Governmental Entity.

          (d) Consents. All filings, notices, approvals and other Consents of, to or with, any Governmental Entity, any financing party doing business with a Company, or any other Person that are required for:
          (i) the consummation of the transactions contemplated by the Transaction Documents; (ii) Buyers to be able to prepay on the Closing Date the Company's outstanding Indebtedness in full without any premium or penalty; (iii) the maintenance of any lending relationship with the Company's or Buyer's direct or indirect financiers; or (iv) the conduct of the business of the Companies as heretofore conducted, will have been duly made or obtained by the Sellers.

          (e) Opinion of Counsel to Sellers. Buyers shall have received from counsel for the Sellers, an opinion in substantially the same form and terms as set forth in Schedule 3(e) attached hereto, which shall be addressed to Buyers and dated the Closing Date.

          (f) Proceedings, etc. All proceedings to be taken by any of the Sellers and the Company in connection with the consummation of the transactions contemplated by the Transaction Documents and all certificates, opinions, Contracts and other documents received by Buyers in connection therewith (including pursuant to this Section 3) will be satisfactory in form and heir sole discretion. substance to Buyers in their sole discretion.

        A Buyer may waive any condition specified in this Section 3 if it executes a writing so stating at or prior to the Closing.

Section 4. Conditions to Obligation of Sellers.

        The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions as of the Closing:

          (a) Representations and Warranties. The representations and warranties set forth in Section 6 shall be true and correct at and as of the Closing Date.

          (b) Performance of Covenants. Buyers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date.

        The Sellers may waive any condition specified in this Section 4 if they execute a writing so stating at or prior to the Closing.

Section 5. Representations and Warranties of the Sellers.

        As a material inducement to Buyers to enter into and perform their, obligations under this Agreement each Company and each Seller, jointly and severally, represents and warrants to Buyers that each statement contained in this Section 5 is true and correct as of the date hereof and will be true and correct as of the Closing Date.

         (a) Organization. Con)orate Power and Licenses of Company. Pyramid Coach, Inc. and American Coach Works, Inc. are corporations duly organized, validly existing and in good standing under the laws of the State of Tennessee, which is the only jurisdiction in which their ownership of property or conduct of business requires them to be qualified. Transport Trailer Service, Inc., Rent-A-Box, Inc., and Precision Coach, Inc. are corporations duly organized, validly existing and in good standing under the laws of the State of Mississippi, which is the only jurisdiction in which their ownership of property or conduct of business requires them to be qualified. LBJ, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Mississippi, which is the only jurisdiction in which its ownership of property or conduct of business requires it to be qualified. The Companies possess all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate their properties, to carry on their businesses as now conducted and as presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. Copies of the Companies' charter documents and bylaws provided to Buyers and Buyer's counsel reflect all amendments made thereto at any time prior to the Closing Date and are correct and complete.

          (b) Capital Stock and Related Matters. As of the Closing, each Company's capital stock shall consist of the number of authorized shares of common stock, and the number of issued and Outstanding common stock held beneficially and of record as set forth on Schedule 5(b) hereto. As of the Closing, except the shares set forth on
          Schedule 5(b), the Companies shall not have outstanding any stock or securities convertible or exchangeable for any shares of their capital stock or containing any profit participation features, nor shall they have outstanding any rights or options to subscribe for or to purchase their capital stock or any stock or securities convertible into or exchangeable for their capital stock or any stock appreciation rights or phantom stock plans. As of the Closing, all of the PAP Stock shall be validly issued, fully paid and nonassessable. Immediately after the Closing, Timothy S. Durham and Terry Whitesell shall own 100% of the issued and outstanding capital stock of PAP free and clear of any Liens. There are no statutory or contractual stockholders, preemptive rights or rights of refusal with respect to the PAP Stock. The Companies have not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of their capital stock. There are no agreements with respect to the voting or transfer of the PAP Stock or with respect to any other aspect of PAP's affairs. No former shareholder of PAP (including but not limited to April Michael, Steve Nuckols, Tim Dillman or Dillman Trucking, Inc. or its officers, shareholders or directors) has any claim or fights against PAP, the PAP Stock or PAP's officers, directors or shareholders.

          (c) Subsidiaries: Investments. American Coach and Pyramid Coach do not control, directly or indirectly, any other corporation, or any limited liability company, partnership, joint venture, association or any other business entity, and they do not own any shares of capital stock or any other securities of, and have not at any time made any other investment in, any other Person. Except for Precision's ownership of 5,000 shares of common stock of Pyramid and 10 shares of common stock of American Coach, it does not now control, directly or indirectly, any other corporation, or any limited liability company, partnership, joint venture, association or any other business entity, and it does not own any shares of capital stock or any other securities of, and has not at any time made any other investment in, any other Person.

          (d) Authorization: No Breach. The execution, delivery and performance of the Transaction Documents to which any of the Companies or any of the Sellers are a party, have been duly authorized by the Companies and/or the Sellers, as the case may be. Each Transaction Document to which a Seller or a Company is a party constitutes a valid and binding obligation of such Person, enforceable in accordance with its terms. The execution and delivery by the Sellers and by the Companies of this Agreement, and all other Transaction Documents to which a Company and/or a Seller (as appropriate) is a party and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon a Company's stock or any asset or property of any Company, any Seller, or any Affiliate pursuant to,
          (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any exemption or other action by or notice or declaration to, or filing with or other Consent from, any Governmental Entity pursuant to, the charter or bylaws of a Company, or any Legal Requirement to which a Company, a Seller or any Affiliate or any of their assets or properties is subject, or any Contract, order, judgment or decree to which a Company, a Seller or any Affiliate or any of their assets or properties is subject..

          (e) Financial Statements. Attached hereto as Schedule 5(e) are the following financial statements:

Company                              Year-end                 Nine months ended

Pyramid                             December 31, 1998         September 30, 1999
Precision                           1998 Tax Return           September 30, 1999
American                            December 3l,1998          September 30, 1999
LBJ                                 1998 Tax return           September 30, 1999
RAB                                 December 31, 1998         September 30, 1999

     Each of the Financial Statements are consistent with the books and records of the respective Company (which, in turn, are accurate and complete in all material respects) and presents fairly the financial condition and results of operations of the Companies in accordance with filing tax returns with the Internal Revenue Service on a consistent basis as of the dates and for the periods set forth therein. Since the date of the Financial Statements dated September 30, 1999, there has not been any adverse change in the business, assets, Net Worth, financial condition, operating results, employee relations, customer or manager relations or business prospects of the Companies.

          (f) Absence of Undisclosed Liabilities. The Companies have no Liability and, to the knowledge of the Companies and the Sellers, there is no basis for any proceeding, hearing, investigation, charge, complaint or claim with respect to any Liability, except for (i) Liabilities reflected on the Financial Statements, and (ii) Liabilities which have arisen since the date of the Balance Sheet dated September 30, 1999 in the ordinary course of business (none of which relates to breach of contract, breach of warranty, tort, infringement, violation of or liability under any Legal Requirements, or any action, suit or proceeding and none of which is material individually or in the aggregate),

          (g) Assets. Set forth on the attached Schedule 5(g)(i) is a complete list of all vehicles, inventory, equipment and other assets of PAP. PAP have good and marketable title to, or a valid leasehold interest in, the properties and assets listed in Schedule 5(g)(i), used by them, located on their premises, shown on the Financial Statements dated September 30, 1999, or acquired thereafter, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Financial Statements dated September 30, 1999 for fair value and except for Liens disclosed on the Financial Statements dated September 30, 1999 (including any notes thereto) and Liens for current property taxes not yet due and payable. Except as described on the attached Schedule 5(g)(ii), PAP's vehicles, buildings, equipment and other tangible assets and the Coaches are in good and safe operating condition, are fit for use in the ordinary course of business. At Closing, the Coaches and all other vehicles shall bear current licenses and valid and current inspection certificates and comply with all applicable statutes, rules and regulations including but not limited to those promulgated by the United States Department of Transportation and corresponding state Departments of Transportation. Except for the liens and encumbrances listed on the attached Schedule 5(g)(iii), PAP owns, or has a valid leasehold interest in, all Properties and assets necessary or desirable for the conduct of their businesses as presently conducted.
          Schedule 5(g)(iv) is a complete list of all Liens on the Coaches as of October 4,1999 and the Coaches have not been subject to any additional Liens since October 4, 1999 to Closing,

          (h) Tax Matters.

               (i) The Companies and each member of their Affiliated Group has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all Legal Requirements, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable by a Company and each member of its Affiliated Group have been paid. With respect to all Taxes for 1999 and the liabilities thereon, the Companies and each member of its Affiliated Group has accrued or prepaid sufficient amounts to pay all state and federal income taxes through September 30, 1999 and is reflected in the Net Purchase Price Adjustment.

               (ii) Except as set forth in Schedule 5(h) attached hereto:

                           (A) neither the Companies nor any member of their Affiliated Group has consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority;

                           (B) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Companies or any member of their Affiliated Group:

                           (C) there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to each of the Companies' or the Sellers' knowledge, threatened against or with respect to the Companies against or with respect to any Affiliated Group;

                           (D) the Companies have no liability for the payment of Taxes of any other Person, including a Liability of the Company for the payment of any Tax arising (A) as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto),
                           (B) as a result of any expressed or implied obligation to indemnify another Person, and (C) as a result of the Companies assuming or succeeding to the Tax Liability of any other Person as a successor, transferee or otherwise;

                           (E) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any of the assets of any Company;

                           (F) no Seller or Company reasonably expects any taxing authority to claim or assess any amount of additional Taxes against a Company or any member of their Affiliated Group;

                           (G) no claim has ever been made by a taxing authority in a jurisdiction where the Companies or any member of their Affiliated Group does not file Tax Returns that the Companies are or may be subject to Taxes assessed by such jurisdiction; and

                           (H) neither the Companies nor any member of their Affiliated Group has made any payment, or is or will become obligated (under any contract entered into on or before the Closing Date) to make any payment, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).

     (i) Contracts and Commitments

                  (i) Except as expressly contemplated by this Agreement or as set forth on the attached Schedule 5(i) or the attached
                  Schedule 5(o), none of the Companies are a party to or are bound by any written or oral:

                           (A) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other Contract with any labor union, or severance agreements, programs, policies or arrangements;

                           (B) Contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $30,000 (or providing for the payment of any cash or other compensation upon a change in control of a Company) or Contract relating to loans to officers, directors, shareholders or Affiliates;

                           (C) Contract under which a Company has advanced or loaned any other Person amounts in the aggregate exceeding $10,000;

                           (D) Contract relating to borrowed money) or other Indebtedness (including any letter of credit arrangements) or the mortgaging, pledging or otherwise placing a Lien on any asset of the Companies;

                           (E) guarantee of any obligation in excess of $10,000;

                           (F) Contract under which a Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $10,000;

                           (G) Contract under which a Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by a Company that involves consideration in excess of $ 10,000;

                           (H) Contract or group of related Contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $ 10,000;

                           (I) assignment, license, indemnification or other Contract with respect to any intangible property (including any Intellectual Property);

                           (J) warranty Contract with respect to its services rendered which contains terms and conditions that differ in any material respect from Company's standard warranty terms and conditions, if any;

                          (K) Contract under which it has granted any Person any registration rights (including demand or Piggyback registration rights); or.

                          (L) any other Contract which is material to its operations and business prospects or involves a consideration in excess of $10,000 annually.

         (ii) With respect to the Companies' obligations thereunder and, with respect to the obligations of the other parties thereto, all of the Contracts set forth or required to be set forth on the attached
         Schedule 5(l) or any other Schedule hereto are valid, binding and enforceable in accordance with their respective terms. The Companies have performed all material obligations required to be. performed by them, under such Contracts and are not in default under or in breach of nor in receipt of any claim of default or breach under any such Contract; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by a Company under any such Contract;

         (iii) A true, correct and complete copy of each of the written Contracts, and an accurate description of each of the oral Contracts which are referred to on the attached Schedule 5(i). have been made available to Buyer.

     (j) Intellectual Property Rights. The Companies own and possess all right, title and interest in and to or has valid and enforceable licenses to use, all of the Intellectual Property necessary or desirable for the conduct of their respective businesses as now conducted and as proposed to be conducted, without any conflict or infringement of the rights of others and free and clear of all Liens. The attached Schedule 5(j) sets forth all registered Intellectual Property (or applications for registration thereof) owned an used or held for use by the Companies and also contains details of all material unregistered Intellectual Property (including software). The Companies have taken reasonable measures to maintain the confidentiality of the processes and formulae, research and development results and other know-how or trade secrets of the Companies, the value of which to the Companies is contingent upon maintenance of the confidentiality thereof Except as set forth on Schedule 5(j), none of the Companies have received any communication that it has violated, or, by conducting its business as proposed, would infringe or conflict with, any Intellectual Property of any other Person. Except as set forth on Schedule 5(j) neither the Companies nor the Sellers are aware of any third party that is infringing or violating any of the Companies' Intellectual Property. Except as set forth on the Schedule 5(j), the Companies have not granted any license or option or entered into any agreement of any kind with respect to the use of its Intellectual Property.

     (k) Litigation. Except as set forth on the attached Schedule 5(k), and except for such matters that are fully covered by each Companies' insurance policies, there are no actions, suits, Proceedings, orders, investigations or claims pending or threatened against or affecting the Sellers or any of the Companies (or pending or threatened against or affecting any of the officers, directors or employees of the Companies with respect to the Companies' businesses or proposed business activities), or pending or threatened by the Companies or the Sellers against any third party, at law or in equity, or before or by any Governmental Entity (including any
     actions,   suits.   proceedings  or  investigations  with  respect  to  the
     transactions contemplated by the Transaction Documents); neither the Sellers nor the Companies are subject to any arbitration proceedings under collective bargaining Contracts or otherwise or any governmental investigations or inquiries; and, there is no valid basis for any of the foregoing. Neither the Sellers nor the Companies are subject to any judgment order or decree of any court or other Governmental Entity, and neither the Sellers nor the Companies have received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

     (l) Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract binding upon any of the Companies or the Sellers. The Sellers shall pay and hold the Buyers and the Companies harmless against, any Liability (including reasonable attorneys fees and out-of-pocket expenses) arising in connection with any such claim.

     (m) Insurance. The attached Schedule 5(m) lists and describes each insurance policy maintained for or on half of the Companies with respect to their properties, assets and business. All of such insurance policies are in full force and effect, and no default exists with respect to the obligations of the Companies or the Sellers under any such insurance policies and neither the Sellers nor the Companies have received any notification of cancellation of any of such insurance policies. The insurance coverage of each Company is of a type and amount customary for entities of similar size engaged in similar lines of business. Except as set forth on Schedule 5(m), the Companies do not have any self-insurance or co-insurance programs, or liability for retrospective insurance premiums for any period prior to Closing. No cancellation fee or penalty and no short rating or claw back of premium, will be suffered by the Companies should the Companies' insurance policies be cancelled at, or within 30 days after Closing. Such a cancellation would trigger a full, pro rata, refund of prepaid insurance premiums. Pursuant to Section 8(g), Companies shall maintain all insurance policies that were in effect just prior to Closing until such time that the risk of loss for a Coach has transferred to DW Leasing Company.

     (n) Employees. Neither the Companies nor the Sellers are aware that any executive or key employee of the Companies or any group of employees of the Companies has any plans to terminate employment with the Companies. Neither the Companies nor, to the Company's and the Sellers' knowledge, none of the Company's employees is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar Contracts relating to, affecting or in conflict with the present or proposed business activities of the Company.

     (o) ERISA.

          (i) Except as disclosed on the attached Schedule 5(o), the Companies do not maintain, contribute to or have any actual or potential liability with respect to any Employee Benefit Plan.

          (ii) The Companies do not maintain, contribute to or have any actual or potential liability with respect to any active or terminated, funded or unfunded (x) multiemployer plan (as defined in Section 3(37) of ERISA). (y) defined benefit plan (as defined in Section 3(35) of ERISA) or (z) plan or arrangement to provide medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued health benefit coverage required to be provided under Section 4980B of the Code or similar state law), where such plan described in (x), (y) or (z) was or is maintained or contributed to by the Companies or any member of its Controlled Group (within the meaning of Code Section 414).

          (iii) Each of the Companies' Employee Benefit Plans and all related funding arrangements comply in form and operation with its terms and the applicable requirements of ERISA, the Code and any other Legal Requirements. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust, if any, forming a part thereof, has received a favorable determination letter that it qualifies under the Code (and that its trust is exempt from tax under the Code) and such favorable letter includes changes required by the 1986 Tax Reform Act. Nothing has occurred since the date of such favorable determination letter that could adversely affect the qualified status of such Plan or the tax-exempt status of the trust.

          (iv) None of the Companies, any trustee or administrator of any Employee Benefit Plan or other Person has engaged in any transaction with respect to any Employee Benefit Plan that could subject the Company or any of its employees to any tax or penalty or other Liability imposed by ERISA or the Code or any other Legal Requirement. No actions, suits, investigations or claims with respect to any of the Employee Benefit Plans (other than routine claims for benefits) are pending or, to the knowledge of the Company or the Sellers threatened, and neither the Companies nor the Sellers are aware of any facts or circumstances which could give rise to or be expected to give rise to any such actions, suits, investigations or claims. All contributions which are due under each Company's Employee Benefit Plans has been made and all other contributions have been properly accrued. There is no unfunded liability that is not accurately and properly reflected in the Financial Statements and no such liability has accrued prior to Closing. The Companies have complied with all reporting and disclosure obligations applicable to the Employee Benefit Plans.

          (v) With respect to each Company's Employee Benefit Plan, the Sellers have provided Buyers with true, complete and correct copies, to the extent applicable of (i) all documents pursuant to which the Employee Benefit Plans are maintained, funded and administered, (ii) the two most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments), (iii) the two most recent actuarial reports, (iv) the two most recent financial statements, (v) all governmental rulings, determinations and opinions (and pending requests for governmental rulings, determinations and opinions), and
          (vi) the most recent valuation (but in any case at least one that has been completed within the last calendar year) of the present and future benefit obligations under each Company's Employee Benefit Plan that provides post-retirement or post-employment, health, life insurance, accident or other "welfare-type" benefits .

     (p) Compliance with Laws. The Companies have complied with and are currently in Compliance with all applicable laws, ordinances, codes, rules, requirements, regulations and other Legal Requirements of all Governmental Entities relating to the operation and conduct Of their businesses or any of their properties or facilities, including all Legal Requirements relating to employment of labor and all Environmental and Safety Requirements, and neither the Company nor any Seller has received notice of any violation of any of the foregoing (whether material or not).

     (q) Affiliated Transactions. Except as set forth on the attached Schedule 5(q), no officer, director, employee, shareholder or Affiliate of a Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest (an "Insider"), is a party to any Contract with a Company or has any interest in any property, asset or right used by a Company or necessary or desirable for its business or has received any payment since the Latest Balance Sheet. All such Insider Contracts shall be terminated as at Closing, except for the Transaction Documents. Any payables owing by a Company to any Affiliate of a Company shall be funded and paid out of the Closing proceeds due to Sellers.

     (r) Customers and Suppliers.

          (i) Sellers have supplied a list of the ten largest customers of Pyramid (on a consolidated basis) for each of the two most recent fiscal years. Such list was true and accurate as of the date provided by Sellers.

          (ii) December 31, 1998, no material supplier of a Company has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to a Company and no customer listed on the list of ten largest customers has indicated that it shall stop, or materially decrease the rate of, purchasing/leasing bus services from Pyramid.

     (s) Real Property. The Companies do not own any Real Property. The attached
     Schedule  5(s)  lists  all real  property  leased  by the  Companies  (such property is referred to herein as the " Leased Premises"). The Leased Premises are the only real estate leased by a Company. The leases under which a Company leases the Leased Premises are in full force and effect. With respect to each Leased Premises: (i) such leases are at market value rental rates, and are legal, valid, binding and enforceable in accordance with their terms, and (ii) no party thereto is in breach or default, and no event has occurred (including the consummation of the transactions contemplated hereby) which, with or without the lapse of time or the giving of notice, would constitute such a breach or default or permit termination, modification, or acceleration under such leases.

     (t) Environment- Health and Safety.

          (i) Neither the Sellers nor the Companies have received any written or oral notice, report or other information regarding any Liabilities, including any investigatory, remedial or corrective obligations, relating to the business of a Company or relating to the facilities owned or leased by a Company and arising under Environmental and Safety Requirements.

          (ii) None of the following exists at any property or facility owned or operated by a Company: (A) underground storage tanks; (B) asbestos-containing material in any form or condition; (C) materials or equipment containing polychlorinated biphenyls; or (D) landfills surface impoundments or other disposal areas.

          (iii) The Companies have not treated, stored, disposed of, arranged for or permitted the disposal of transported, handled, or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or could give rise to liabilities of a Company, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response. Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act. as amended ("SWDA") or any other Environmental and Safety Requirements.

          (iv) No facts, events or conditions relating to the past or present facilities, properties or operations of a Company will prevent hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental and Safety Requirements, including any relating to onsite or off site releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

          (v) Neither this Agreement nor the consummation of the transactions contemplated by the Transaction Documents will result in any obligations to a Company for site investigation or cleanup, or notification to or consent of any Governmental Entity or third party, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

          (vi) The Companies have not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

     (u) Disclosure. Neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates or other items prepared and supplied to Buyers, by or on behalf of the Sellers or the Companies, with respect to the transactions contemplated by the Transaction Documents, when taken together, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading; There is no fact which has not been disclosed to Buyers in writing of which any Company's officers, directors shareholders or executive employees is aware, and which has had or would reasonably be expected to have a material adverse effect on a Company or its business, financial condition, operating results, employee relations, customer relations, assets, rights or business prospects. Schedule 5(u) contains the written responses prepared by Sellers and provided to Buyers in response to Buyers' written due diligence request; which responses were complete and accurate at the time provided to Buyers and continue to be complete and accurate through the Closing Date.

     (v) Licenses and Consents. The items listed on Schedule 5(v) constitute all of the permits, authorities, licenses, consents, authorizations, accreditations, and the like (the "Licenses") currently granted by any Governmental Entity or any other Person to the Companies; and such Schedule 5(v) also lists all filings, notices, approvals or waivers (collectively, the "Consents") which are required for the consummation of the transactions contemplated by the Transaction Documents.

     (w) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of a Company.

     (x) Absence of Certain Developments. Except as set forth in Schedule 5(x) attached hereto, since December 31, 1998, no Company has:

         (i) redeemed or repurchased, directly or indirectly, any shares of capital stock or declared, set aside or paid any dividends or made any other distributions with respect to any shares of its capital stock;

         (ii) issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company;

         (iii) borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except trade payables and accrued liabilities incurred in the ordinary course of business;

          (iv) mortgaged, pledged or subjected to any Lien any portion of its properties or assets; or

         (v) sold, leased, licensed (as licensor), assigned, disposed of or transferred (including transfers to the Sellers or any employees or Affiliates of a Company) any of its assets (whether tangible or intangible), except for sales of inventory in the ordinary course of business and sales of other assets not in excess of $10,000 in the aggregate;

          (vi) disclosed any proprietary confidential information to any Person;

          (vii) suffered any extraordinary losses or waived any rights of value, whether or not in the ordinary course of business;

          (viii) suffered any theft, damage, destruction or casualty loss in excess of $10,000, to its assets, whether or not covered by insurance;

          (ix) entered into, amended, accelerated or terminated any Contract, taken any other action or entered into any other transaction involving more than $ 10,000 or otherwise the ordinary course of business, or entered into any transaction with any director, officer, employee or other Insider (as defined in Section 5(q);

         (x) (A) made or granted any bonus or increase in the compensation or benefits of any employee or officer of a Company (other than in the ordinary course of business. upon notice to (and approval by) Buyers, and not in contemplation of this transaction or other similar transaction) or (B) entered into, amended, modified or terminated any Employee Benefit Plan, other than in the ordinary course of business;

         (xi) conducted its billing and collection of receivables (including its pre-billing practices for its customers) inventory purchases other than in the ordinary course of business or changed its pricing structure;

         (xii) made any capital expenditures or commitments in excess of $10,000 therefore (other than in the ordinary course of business and in amounts sufficient to support a Company's ongoing business operations)

         (xiii) delayed or postponed the repair and maintenance of its properties or the payment of accounts payable, accrued liabilities and other obligations and liabilities;

         (xiv) made loans and or advances to, guarantees for the benefit of, or any investments in, any Persons in excess of $10,000 in the aggregate;

          (xv) instituted or settled any claim or lawsuit involving equitable or injunctive relief,

         (xvi) accelerated the collection of its accounts or notes receivable or delayed or postponed the payment of accounts payable and other liabilities and obligations;

         (xvii) granted any performance guarantees to its customers other than in the ordinary course of business and consistent with the policies and practices disclosed to Buyer;

         (xviii) instituted or permitted any material change in the conduct of its business, or; any change in its method of purchase, sale, lease, management, marketing, promotion or operation;

         (xix) acquire any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by the purchase of its assets or stock; or

         (xx) committed to do any of the foregoing.

     (y) No acceleration of Rights or Benefits. A Company has not made, and is not obligated to make, any payment to any Person in connection with the transactions contemplated by the Transaction Documents. No rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by the Transaction Documents.

     (z) Net Trading Assets/Inventory. At Closing, each Company's Net Worth will be at a level consistent with the level as at September 30, 1999. The inventory of each Company shown on the Financial Statements dated September 30, 1999 and the inventory of each Company as of the Closing Date, net of the reserves applicable thereto, consists of a quantity and quality usable and saleable in the ordinary course of business, is not slow-moving, obsolete or damaged, is fit for its intended use, and is not defective.

     (aa) Accounts Receivable.

         (i) Except as set forth on Schedule 5(aa) attached hereto, all of the accounts and commissions receivable reflected on each Company's Balance Sheet dated September '30, 1999 are, and all of the accounts and commissions receivable to be reflected in the calculation of Net Worth at Closing will be, good and valid receivables (subject to no counterclaims or offset) and will be collected within 60 days after the Closing Date at the aggregate amount therefore as shown. Except as set forth on Schedule 5(aa), the Company does not have individual accounts or commissions which are over 60 days past due.

          (ii) As of the date hereof, no Person has, and as of the Closing Date, no Person will have, any Lien on such receivables or any part thereof, and no agreement for deduction, free services or goods, discount or other deferred price or quantity adjustment will have been made with respect to any such receivables.

     (bb) Indebtedness. Schedule 5(bb) attached hereto describes Indebtedness of each Company as of the date of the Agreement and sets forth the principal amounts, scheduled amortizations, and interest accruals necessary to calculate Indebtedness as of the Closing Date.

     (cc) Net Purchase Price Adjustment. Schedule I (b)(i) attached hereto accurately describes the Net Purchase Price Adjustment, an amount agreed to by the parties based on the Financial Statements, that reflects Pyramid's categorized assets less all accrued expenses, unpaid expenses, note payable on automobile and other liabilities of Pyramid as of September 30, 1999.

Section 6. Representations and Warranties of Buyers.

As a material inducement to the Sellers to enter into and perform their respective obligations under this Agreement, Buyers represent and warrant that the statements contained in this Section 6 are true and correct as of the date hereof and will be true and correct of the Closing Date.

     (a) DW Leasing Company, LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Mississippi;

     (b) Buyers have full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyers, enforceable in accordance with its terms and conditions.

     (c) The execution, delivery and performance of the Transaction Documents to which Buyers are a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Governmental Entity pursuant to, the charter or bylaws of Buyers or any material agreement, instrument or other document, or any material Legal Requirement, to which Buyers or their assets are subject.

Section 7. Additional Agreements,

     (a) Press Releases. Except as may otherwise be required by Legal Requirements, the timing and content of all press releases and other public announcements and all announcements to each Company's customers, licensors or employees relating to the transactions contemplated by this Agreement and the other Transaction Documents shall be determined by Buyers prior to the Closing Date and thereafter.

     (b) Expenses. Except as otherwise provided herein or therein, Buyers shall pay their own, and the Sellers shall pay their own and each Company's expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses) incurred in connection with or related to the sales process, the negotiation of this Agreement and the other Transaction Documents, the performance of its (and in the case of the Sellers, each Company's) obligations hereunder and thereunder, and the consummation of transactions contemplated hereby and thereby,

     (c) Certain Taxes. To the extent any transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) arise from or relate to the transactions provided for in this Agreement, Sellers shall pay such Taxes when due, and the Companies shall, at Sellers' expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest), and, if required by applicable Legal Requirements, Buyers shall join in the execution of any such Tax Returns and other documentation. This section 7(c) does not relate to 1999 income taxes referred to in section 5(h).

     (d) Further Assurances. Following Closing, each of the Parties shall execute and deliver such further instruments of conveyance and transfer and take such additional actions as Buyers' counsel may reasonably request to effectively vest good title to the Coaches in DW Leasing Company and the PAP Stock in Terry Whitesell and Timothy S. Durham free and clear of any liens, mortgages, encumbrances, equities or claims of every nature and kind effect, including but not limited to any and all other necessary bills of sale, assurances, transfers, assignments and consents and to execute such other documents which are necessary or desirable in the opinion of Buyers' attorneys to consummate, confirm or evidence the transactions contemplated pursuant to this Agreement. After Closing, Sellers and Companies appoint Buyers their collective attorney for transference of any vehicle titles or similar documents in regard to vehicles or other assets or securities forming part of this transaction.

     (e) Confidentiality. Each party and each of its shareholders, partners, officers, directors and Affiliates shall keep confidential all information and materials regarding all other Parties as is reasonably designated by such Parties as confidential at the time of disclosure thereof. If the transactions contemplated by this Agreement are consummated, however, the Sellers will maintain, the confidentiality of all proprietary and other non-public information regarding each Company, except as necessary to file Tax Returns and other reports to Governmental Entities (in which case disclosure of such confidential information shall be to the minimum extent necessary to comply with the requirement of such Governmental Entities), and to turn over to Buyers at the Closing all such materials they have in their possession.

     (f) Litigation Support, In the event that, and for so long as, any Party is actively contesting or defending against any charge, complaint, action, suit, proceeding. hearing, investigation, claim, or demand in connection with (i) any transaction contemplated by any of the Transaction Documents or (ii) any fact, situation, circumstance, status, condition, activity, Practice, Plan, occurrence, event, incident, action, failure to act, or transaction on or prior to 'he Closing Date involving the Company, each of the other Parties will cooperate with such contesting or defending Party and its counsel in the contest or defense, make available their Personnel. provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending Party is entitled to indemnification therefore under the provisions of this Agreement).

     (g) Transition Services. The Sellers will not in any manner take any action which is designed, intended or might reasonably be anticipated to have the effect of discouraging custom; suppliers, vendors, employees (other than as contemplated hereby), service providers, lessors, licensors and other business associates from maintaining the same business relationships with the Companies after the date of this Agreement.

     (h) Non-Compete: Non-Solicitation. In further consideration for the payment of the Purchase price hereunder, and in order to protect the value of the PAP Stock and Coaches purchased by Buyers (including the goodwill inherent in PAP as of the Closing Date), Sellers each agree that during the period from the Closing Date to and including the fifth (5th) anniversary of the Closing Date (the "Non-Compete Period"), they shall not have any affiliation (as defined below) with any corporation, partnership or other business entity, enterprise or other Person having any location within the United States of America which engages in the management and/or operation of any entity that engages in any business the same as or substantially similar to the businesses of the Companies as presently conducted, (which would include, but not be limited to owning a motor coach bus and then leasing or renting it to any other entity); provided that nothing contained herein shall be construed to prohibit them from purchasing up to an aggregate of 5% of any class of the outstanding voting securities of any other Person whose securities are listed on a national securities exchange or traded on the NASDAQ national market system (a "Public Company"). For purposes of this subsection (h), the term "affiliation", shall mean any direct or indirect interest in such entity, enterprise or other Person, whether as an officer, director, employee, investor, partner, shareholder, sole proprietor, trustee, consultant, agent, representative broker, finder, promoter, Affiliate or otherwise; and (i) During the Non-compete Period, Sellers shall not (A) intentionally induce or intentionally attempt to induce any employee of Buyers or of the Companies, or in any way intentionally interfere with the relationship between Buyers and the Companies and any employee thereof, (B) hire directly or through an Affiliate any person who, to his knowledge, was an employee of Buyers or the Companies within 180 days prior to first date hereof (unless such person's name is listed on Schedule 7(k) hereto or such person's employment was terminated by Buyers or a Company, as the case may be and, in each case, is not subject to a non-compete agreement with a Company) or (C) induce or attempt to induce any customer, supplier, license or other business relation of Buyers or a Company to cease doing business with any such Person or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of Buyers or the Companies. Each Seller acknowledges that, in the course of their employment and their ownership f stock of PAP and RAB and interest in LBJ, they have become familiar with the trade secrets and other proprietary information of the Companies and their Affiliates, and further acknowledge that the scope of the Companies' business is nationwide, that the nature of the Companies' business is independent of location (such that it is not practical to limit the r estrictions contained in Section 7(h) to a specified county, city or part thereof) and that, therefore, the geographical restriction contained in this Section 7(h) is reasonable in all respects and necessary to protect the goodwill and proprietary information of the Companies and that without such protection a Company's customer relations and competitive advantage would be materially adversely effected. Sellers further acknowledge that the restrictions contained in this Section 7(h) do not impose an undue hardship on them and, since they have obtained general business skills which may be used in industries other than that in which the ,Companies conduct their business, do not deprive them of their livelihood.

           Notwithstanding anything in this Section 7(h) to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this
  Section 7(h) are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, Sellers agree that the period, scope or geographical area, as the c may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under applicable Legal Requirements, giving effect to the Agreement and intent of the parties that the restrictions contained herein shall be effective to the fullest extent permissible. In the event of an alleged breach or violation by Sellers of any of the provisions of this Section 7(h), the Non-compete Period will be tolled until such alleged breach or violation is resolved: provided that if they are found to have not violated the provisions of this Section 7(h), then the Non-compete Period will not be deemed to have been tolled. In addition, in the event of any breach of this Section 7(h) Sellers acknowledge that the damages sustained by Buyers would be impossible to ascertain" and Buyers would have no adequate remedy at law. Buyers shall therefore be entitled to enjoin any such breach or threatened breach by a Seller; provided, however, that nothing contained in this Section 7(h) shall operate to preclude Buyers from pursuing any other lawful remedies available in the event of any actual or threatened breach of any provision of this Section 7(h). The costs, expenses and attorney's fees incurred by Buyers in enforcing the provisions of this Section 7(h) including any injunctive relief, shall be assessed against Sellers.

   The terms of this Section 7(h) are independent of any other agreements and thereby do not amend or modify any other Non-Compete/Non-Solicitation covenants contained in any other agreements between a Seller and a Buyer. Notwithstanding the above, in the event that Buyers fail to make the requisite payments for a period of thirty (30) days as required under the Notes, Larry Michael, Jeff Michael and Bobby Michael shall be released from the Covenants contained in his Section 7(h).

           Notwithstanding the terms contained in this Section 7(h), Buyers hereby consent to a limited exception to the provisions of this Section 7(h) by allowing Larry Michael to lease the motor bus coach known as "Risky Business" (serial number 2PCE33499W1026629) for up to five (5) days a month without being in violation of this Section 7(h).

Section 8. Remedies for Breaches of this Agreement.

     (a) Survival of Representations and Warrants. All of the representations and warranties of the Parties and Companies contained in this Agreement shall survive the Closing and continue in full force and effect thereafter (subject to any applicable statutes of limitations (including any extensions or waivers thereof) and shall in no event be affected by any Investigation, inquiry or examination made for or on behalf of any Party hereto and irrespective of the knowledge of any of its or a Company's officers, directors, shareholders, employees or agents, or the acceptance of any certificate or opinion.

     (b) Indemnification Provisions for Benefit of the Buyer Group In addition to any other right or remedy available to the Buyer Group (as defined below) at law or in equity, Sellers shall, jointly and severally, indemnify Buyers and their officers, directors, shareholders, members, employees and Affiliates (including, after the Closing, the Companies) (collectively, "Buyer Group", against and hold them harmless from, and pay on behalf of or reimburse them as and when incurred for, any Adverse Consequences, which they may suffer, sustain or become subject to as the result of, arising out of or relating to, in the nature of or caused by: (i) any matter pertaining to a Company or any of its properties or assets or employees, arising or relating to the period up to and including the Closing, including any disputes among a Company's shareholders; (ii) any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise) of a Company not reflected in the calculation of Net Worth at Closing and arising out of or relating to periods ending on or prior to the Closing Date, including any environmental matters (including, without limitation, violations of, or liabilities arising under Environmental and Safety Requirements) relating to or arising out of any period ending on or prior to the Closing Date and any liabilities accrued or allocable to pre-closing employment with a Company under any Company's Employee Benefit Plans, including, all liabilities relating to post-retirement benefits; (iii) any obligation or liability of a Company for Taxes (including any unpaid Taxes of any Person for which a Company is liable) arising out of or relating to taxable periods or portions thereof ending on or before the Closing Date not prepaid or accrued or (iv) the breach or non-fulfillment by a Seller or a Company of (or, in the event any third party alleges facts, if true, would mean the Sellers have breached or non-fulfilled) any representation, warranty, covenant or agreement contained in this Agreement (without giving effect to any materiality or knowledge qualifiers or disclosures made on the Schedules hereto) or any other instrument or document furnished to Buyers by Sellers pursuant to this Agreement.

     (c) Indemnification Provisions for Benefit of Sellers. Buyers shall indemnify the Sellers and hold them harmless against, and pay on behalf of or reimburse them as and when incurred for, any Adverse Consequences (other than Adverse Consequences in their capacity as, or as a result of being, an employee, officer, director or shareholder of Buyers or any Affiliate thereof (including a Company after the Closing) that they may suffer, sustain or become subject to as the result of arising out of relating to, in the nature of or caused by a breach or non-fulfillment by Buyers of (or, in the event any third party alleges facts that, if true, would mean that a Buyer has breached or non-fulfilled) any representation, warranty or covenant contained in this Agreement or any certificate delivered to Sellers pursuant to any Transaction Documents to which Buyers are a party.

     (d) Matters Involving Third Parties.

          (i) If any Seller or any member of Buyer Group seeks indemnification under this Section 8, such Person ( the "Indemnified Party") shall give written notice to the other Person (the "Indemnifying Party") specifying in reasonable detail the basis for the claim. In that regard, if any Liability shall be brought or asserted by any third party which, if adversely determined, may entitle the Indemnified Party to indemnity Pursuant to this Section 8 (a "Third Party Claim"), the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such Liability and the facts pertaining thereto; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or Adverse Consequences hereunder.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnifying Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of or an adverse judgment with respect to, the Third Parry Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent, custom or practice materially adverse to the continuing business interests of the indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

        (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above: (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Parry Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be withheld unreasonably) and (C) the Indemnifying Party will not consent to the entry or any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably).

        (iv) In the event that any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending the Third-Party Claim )including attorney's fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

     (e) Manner of Payment. Any indemnification pursuant to this Section 8 shall be effected by cashier's or certified check or by wire transfer of immediately available funds to an account designated by Sellers or the Buyers, as the case may be, within 10 days after the determination of indemnification amounts. Any such indemnification payments shall include interest at the rate of eight percent (8%) per annum from the date any such Adverse Consequence is suffered or sustained to the date of such payment is due Pursuant to this Section 8.2(e) and interest at a rate of 10% thereafter until such Adverse Consequences are fully paid. Interest on any such unpaid amount shall be compounded Semi-annually, computed on the basis of a 360-day year. Any indemnification payments made pursuant to this Agreement shall be deemed to be adjustments to the Purchase Price of the PAP Stock for tax purposes.

     (f)Offset. The Adverse Consequences which Buyers or any member of Buyer Group suffers, sustains or becomes subject to and with respect to which such entity is entitled to indemnification from a Seller pursuant to this
     Section 8 may, at the option of such entity, may be satisfied by setting off all or any portion of such Adverse Consequences against any amount, including but not limited to any amounts due under any of the Notes, which any Buyer or any member of Buyer Group owes to any Seller or any of Sellers' Affiliates at such time.

     (g) Risk of Loss. Following Closing and the transfer of title of the Coaches to DW Leasing Company, all risk of loss with respect to each of the Coaches shall remain with LBJ or RAB, the prior owner, and such risk of loss shall not transfer to DW Leasing Company until the former owner returns the Coach to the State of Mississippi and DW Leasing Company has performed a final inspection of the Coach in the State of Mississippi. Once DW Leasing Company completes the final inspection of a Coach in the State of Mississippi, all risk of loss thereafter for that Coach shall immediately and automatically transfer to DW Leasing Company.

Section 9. Definitions.

          "Adverse Consequences" means, with respect to any Person, any diminution in value, consequential or other damage, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any Governmental Entity) against or affecting such Person or which, if determined adversely by such Person, would give rise to, evidence the existence of, or relate to, any other Adverse Consequences and the investigation. defense or settlement of any of the foregoing.

          "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

          "Affiliated. Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined or consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

          "American Coach" means American Coach Works, Inc., a Tennessee corporation.

          "Buyer" means Timothy S. Durham, Terry Whitesell and DW Leasing Company, LLC, individually.

          "Buyers" means Timothy S. Durham, Terry Whitesell and DW Leasing Company, LLC, collectively.

          "Closing" means the purchase and sale of the PAP Stock and the Coaches
     and  the  fulfillment  of  the  other  transactions   contemplated  by  the
     Agreement.

          "Closing Date" means December 20,1999.

          "Coaches" means the motor bus coaches owned by LBJ and Rent-A-Box described in Schedule ___

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Company" means Pyramid Coach, Inc., American Coach Works, Inc., Precision Coach, Inc., Rent-A-Box, Inc. and LBJ, LLC individually.

          "Companies" means Pyramid Coach, Inc., American Coach Works, Inc., Precision Coach, Inc., Rent-A-Box, Inc. and LBJ, LLC collectively.

          "Contract" means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding between parties or by one party in favor of another Party, whether written or oral.

          "DW Leasing Company" means DW Leasing Company, LLC, a Mississippi limited liability company.

          "Emplovee Benefit Plan" means any Employee Pension Benefit Plan (including any Multiemployer Plan), Employee Welfare Benefit Plan, fringe benefit, bonus, deferred compensation, retirement, vacation, sick leave, severance, incentive or other plan, program policy or arrangement, whether or not subject to ERISA.

          "Employee  Pension  Benefit  Plan" shall have the meaning set forth in
     Section 3(2) of ERISA.

          "Employee  Welfare  Benefit  Plan" shall have the meaning set forth in
     Section 3(l) of USA.

          "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations. ordinances, guidelines and similar provisions, whether or not having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety (which would include but not be limited to United States Department of Transportation and corresponding state Departments of Transportation rules and regulations), and Pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Financial  Statements"  means the  financial  statements  included in
     Schedule 5(e).

          "Governmental Entity" means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, "Closing, Date" means December 20, 1999.

          "Coaches" means the motor bus coaches owned by LBJ and Rent-A-Box described in Schedule 1(c).

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Company" means Pyramid Coach, Inc., American Coach Works, Inc., Precision Coach, Inc., Rent-A-Box, Inc. and LBJ, LLC individually.


          "Companies" means Pyramid CoaCh, Inc., American Coach Works, Inc., Precision Coach, Inc., Rent-A-Box, Inc. and LBJ, LLC collectively.

          "Contract" means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding between parties or by one party in favor of another Party, whether written or oral.

          "DW Leasing Company" means DW Leasing Company, LLC, a Mississippi limited liability company.

          "Employee Benefit Plan" means any Employee Pension Benefit Plan (including any Multiemployer Plan), Employee Welfare Benefit Plan, fringe benefit, bonus, deferred compensation, retirement, vacation, sick leave, severance, incentive or other plan, program policy or arrangement, whether or not subject to ERISA.

          "Employee  Pension  Benefit  Plan" shall have the meaning set forth in
     Section 3(2) of ERISA.

          "Employee  Welfare  Benefit  Plan" shall have the meaning set forth in
     Section 3(1) of USA.

          "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances, guidelines and similar provisions, whether or not having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety (which would include but not be limited to United States Department of Transportation and corresponding state Departments of Transportation rules and regulations), and Pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, Pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Financial  Statements"  means the  financial  statements  included in
     Schedule 5(e).

          "Governmental Entity" means the United States of America or any other nation, any state or regulatory or administrative functions of government.

          "Indebtedness" means (x) all liabilities of a Company with respect to the outstanding principal amount of indebtedness for borrowed money (including for the deferred purchase price of property or services, indebtedness secured by a Lien on property, contingent liabilities or otherwise), all accrued interest thereon, and all fees, expenses, prepayment penalties and other charges which would be payable with respect thereto if fully paid out, plus (y) that portion of the obligations of a Company with respect to capital leases that are properly classified as a liability on a balance sheet prepared in accordance with GAAP, and all fees, expenses, prepayment penalties and other charges which would be payable in relation thereto if fully paid out.

          "Intellectual Property" means patents, patent applications, patent disclosures and inventions and any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations, thereof; trademarks, service marks, trade dress, logos, domain names, trade names and corporate names, together with all goodwill associated therewith and all translations, adaptations, derivations and combinations of the foregoing; copyrights and copyrightable works; registrations, applications and renewals for any of the foregoing; trade secrets and confidential business information; know-how; computer software; specifications; formulae; research and development; manufacturing; printing and production process; other intellectual property rights; development; manufacturing; printing and production processes; other intellectual property rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium); in each case including the items set forth on Schedule 5(i) hereto; all income, royalties, damages, and payments due or payable at the Closing or thereafter with respect to the foregoing (including damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world.

          "LBJ" means LBJ, LLC that is a Mississippi limited liability company.

          "Liability" means any liability, debt, obligation, deficiency, Tax penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted. absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or becomes due and regardless of when asserted,

          "Legal Requirement" means any requirement arising under any law, rule or regulation or any determination or direction of any arbitrator or any Governmental Entity, including any Environmental and Safety Requirements.

          "Letter of Intent" means a certain letter dated September 3, 1999 addressed to Larry Michael and Jennifer George sent by Durham Hitchcock Whitesell and Company, LLC which sets forth the terms under which Durham Hitchcock Whitesell and Company, LLC, or its nominee, would acquire the stock of Pyramid and certain assets, and includes all amendments thereto.

          "Lien" means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof charge, encumbrance or other similar arrangement or interest in real or personal property.

          "Multiemployer Plan" shall have the meaning set forth in Section 3(37) of ERISA.

          "Net Purchase Price Adjustment" means Pyramid's categorized assets as of September 30, 1999 less all accrued expenses, unpaid expenses, note payable on automobile and other liabilities as of September 30, 1999 as set forth on Schedule 1(b)(iii).

          "Net Worth" means the total assets of a company minus the total liabilities of a Company regardless of materiality.

          "ordinary course of business" means the ordinary course of a Company's business consistent with past custom practice, including as to frequency and amount.

          "PAP" means Precision Coach, Inc., American Coach Works, Inc. and Pyramid Coach, Inc.

          "PAP Stock" means all of the outstanding and issued shares of stock of Precision Coach, Inc., American Coach Works, Inc. and Pyramid Coach, Inc. as at Closing as referred to in Section 1(a)(i).

          "Parties' means Larry Michael, Becky Michael, Jeff Michael, Bobby Michael, Jennifer George, Transport Trailer, Inc., Rent-A-Box, Inc., LBJ,
     LLC, DW Leasing Company, LLC, Timothy S. Durham and Terry Whitesell, collectively.

          "Party" means Larry Michael, Becky Michael, Jeff Michael, Bobby Michael, Jennifer George, Transport Trailer, Inc., Rent-A-Box, Inc., LBJ,
     LLC, DW Leasing Company, LLC, Timothy S. Durham and Terry Whitesell, individually.

          "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "Precision"   means  Precision  Coach,  Inc.  that  is  a  Mississippi
     corporation.


          "Pyramid" means Pyramid Coach, Inc. that is a Tennessee corporation.


          "RAB" means Rent-A-Box, Inc., that is a Mississippi corporation.

          "Seller" means Jennifer George, Larry Michael, Becky Michael, Jeff Michael, Bobby Michael, Transport Trailer, Inc., Rent-A-Box, Inc. and LBJ, LLC, individually.

          "Sellers" means Jennifer George, Larry Michael, Becky Michael, Jeff Michael, Bobby Michael, Transport Trailer, Inc., Rent-A-Box, Inc. and LBJ, LLC collectively.

          "Subsidiary" means, with respect to any Person or, any corporation, a majority of the total voting Power of shares of stock of which is entitled, (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, association or business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is
     allocated  a  majority  of  the  gains  or  losses  of  such   partnership,
     association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

          "Tax" means any federal, state, local income, gross receipts, license, payroll, employment, excise, fuel, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

          "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Transaction Documents" means this Agreement and the Contracts and other documents contemplated hereby or executed in connection herewith.

10. Miscellaneous.

(a) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by Operation of law, through a change in control or otherwise) by a Company or the Sellers without the prior written consent of Buyers, or by Buyers (except as otherwise provided in, this Agreement) without the prior written consent of the Sellers, Buyers may (at any time prior to the Closing), at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates. For purposes hereof, Buyer's "Affiliates" include Affiliates which may be organized subsequent to the date hereof, a Buyer may assign all or any portion of this Agreement and the other agreements contemplated hereby (including rights hereunder and thereunder), including its rights to indemnification, to any of its or its or its Affiliates' (whether prior to or subsequent to the Closing) lenders as collateral security. After the Closing, Buyer may assign this Agreement and its rights and obligations hereunder in connection with a (i) merger or consolidation involving Buyer or any of its Affiliates, (ii) a sale of stock or assets of Buyers or any of their Affiliates or (iii) dispositions of the business of a Company or any part thereof.

(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(e) Headings. The section headings contained in this Agreement are intended for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient or sent to the recipient by telecopy (receipt confirmed) or by reputable express courier service (charges prepaid), and addressed to the intended recipient as set forth below:

  If to Sellers:

  Jennifer George
  123 Dorris Drive
  Hendersonville, TN 37075

  Larry Michael
  502 Crossover Road
  Tupelo, MS 38801
  Fax: (662)844-4684

With a copy to:

Edward O. Powell
301 North Broadway
Tupelo, MS 38802
Fax (662) 842-3744

If to Buyers:

DW Leasing Company, LLC
Bank One/Tower
111 Monument Circle
Suite 3680
Indianapolis, IN 46204
Attn: Timothy S. Durham
Fax (317) 237-0137

With a copy to:

Neil E. Lucas
1408 North Pennsylvania St.
Indianapolis, IN 46202

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests. Demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State Of Tennessee without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Tennessee. Subject to Section 10(k) below, to the extent legal proceedings are permitted under this Agreement, all legal proceedings arising out of or relating to this Agreement or any other transactions contemplated hereby shall be brought either in the United States District Court or in any Tennessee state court sitting in Nashville, Tennessee and in no other forum. The Parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and as to a lack of personal jurisdiction.

(h) Amendment and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i) Incorporation of Schedules. The schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(j) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns or verbs shall include the plural and vice versa. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(k) Remedies. The Sellers acknowledge that the Company's businesses are unique and recognize and affirm that in the event of a breach of this Agreement by the Sellers money damages may he inadequate and Buyer may have no adequate remedy at law. Accordingly, the Sellers agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Sellers' obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without the requirement of posting any bonds or additional security whatsoever).

(l) Time is of the Essence. Time shall be of the essence in all respects in this Agreement.


(m) Severability of Provisions. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

(n) Successor Laws. Any reference to any particular Code section or any other Legal requirement will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(o) Release of the Companies. Effective upon the Closing, each Seller hereby irrevocably waives, releases and discharges forever the Companies from any and all (x) Liabilities and (y) Contracts entered into prior to the date hereof with such Seller whether in its capacity as a Seller hereunder, as an employee or shareholder of a Company or otherwise, including in respect of rights of contribution or indemnification, in each case whether arising hereunder or under any other Contract or otherwise at law or equity, and each Seller hereby covenants and agrees that it will not seek to recover any amounts in connection therewith or thereunder from a Company.

(p) Delivery by Facsimile. This Agreement and any signed Contract entered in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such Contract, each other party hereto or to any such Contract shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile as a defense to the formation of a contract and each such party forever waives any such defense.

IN WITNESS WHEREOF, the Parties have executed this Stock and Asset Purchase Agreement of the date first above written.

"Sellers and Companies"

/s/ Jeff Michael                                        /s/ Larry Michael
Jeff Michael, individually                         Larry Michael, individually


/s/ Bobby Michael                                     /s/ Becky Michael
Bobby Michael, individually                        Becky Michael, individually


/s/ Jennifer George
Jennifer George, individually

Transport Trailer, Inc.                            Pyramid Coach, Inc.


/s/ Larry Michael                                     /s/ Larry Michael
By: Larry Michael, President                     By: Larry Michael, President


Rent-A-Box, Inc.                                    Precision Coach, Inc.


/s/ Larry Michael                                     /s/ Larry Michael
Larry Michael, President                             Larry Michael, President


LBJ, LLC                                             American Coach Works, Inc.

/s/ Larry Michael
/s/ Becky Michael
/s/ Jennifer George                                    /s/ Larry Michael
Larry Michael, Member                             By:  Larry Michael, President
Becky Michael, Member
Jennifer George, Member

"Buyers"


/s/ Timothy S. Durham                                 /s/ Terry Whitesell
Timothy S. Durham, individually                  Terry Whitesell, individually


DW Leasing Company, LLC


/s/ Timothy S. Durham
Timothy S. Durham, Member


/s/ Terry Whitesell
Terry Whitesell, Member